CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Financial Highlights" for the DWS Money Market Prime Series (formerly DWS Money Market Fund and formerly Scudder Money Market Fund) in the DWS Cash Investment Trust Class A, Class B, and Class C Prospectus and the DWS Cash Investment Trust Class S Shares Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the DWS Money Funds Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A, No. 002-51992) of our report dated September 12, 2005, on the financial statements and financial highlights of the Scudder Money Market Fund included in the Annual Report dated July 31, 2005.


                                                     /s/ ERNST & YOUNG LLP


Boston, Massachusetts
July 25, 2006